UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2010
WELLTEK INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	333-157360	98-0610431

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 North Orange Avenue, Ste. 300, Orlando, FL	32801

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (407) 704-8950
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.
On May 1, 2010, WellTek Incorporated (the “Company”) completed the acquisition of Well City Inc., a Tennessee corporation (“Well City”). Under the terms of the Acquisition Agreement the Company acquired fifty one percent (51%) of Well City in exchange for 14,500,000 of the Company’s issued and outstanding common stock. On November 29, 2010, the Company entered into a Mutual Rescission Agreement and General Release between the Company and Well City and David George, pursuant to which the parties agreed that all of the agreements constituting and comprising the acquisition of Well City entered into on May 1, 2010, were rescinded. As a result of such rescission, all of the issued and outstanding capital stock of Well City held by the Company was transferred back to David George.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On November 22, 2010, we filed with the Secretary of State Articles of Amendment to our Certificate of Incorporation, attached as Exhibit 3.1 to this Current Report on Form 8-K. These Articles of Amendment were filed in order to implement a 1 for 50 reverse stock split.
As of the effective date (December 2, 2010), our shareholders will receive one post-reverse split share of common stock for every 50 pre-reverse split shares of common stock owned. As a result of the reverse stock split, the number of outstanding shares of our common stock has been reduced to approximately 5,402,000 shares. The reverse stock split is not altering any stockholder percentage, interest or voting rights in our outstanding shares, except to the extent the reverse stock split has resulted in any of our stockholders owning a fractional share. Each fractional share is rounded up to one full share.
Item 9.01. Financial Statements and Exhibits.
See Exhibits.

Exhibit No.	Description

3.1	Articles of Amendment to Certificate of Incorporation

10.1	Rescission Agreement between the Company, WellCity and David George

99.1	Press Release dated December 1, 2010
The foregoing descriptions are qualified in their entirety by reference of the full text of such exhibits.

SIGNATURE PAGE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: December 1, 2010

WELLTEK INCORPORATED
By:	/s/ Mark Szporka
	Name:	Mark Szporka
	Title:	Chief Financial Officer

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